FOR IMMEDIATE RELEASE

Contact:           Jack Jaiven, Vice President/Treasurer
                         nStor Technologies, Inc.
                         Tel:  561-640-3105
                         E-mail:  jack@cenrec.com

nStor Technologies, Inc. Reports Improved Second Quarter Results

Carlsbad, CA. - August 8, 2003– nStor Technologies, Inc. (AMEX: NSO) today announced its operating results for the second quarter ended June 30, 2003.  The Company reported a 45% year over year improvement in its second quarter pro forma operating results and a 36% increase in sales of its Storage Solutions compared to the first quarter of 2003.

The Company’s GAAP net loss for the second quarter ended June 30, 2003 amounted to $1,587,000 or $.01 per share on revenues of $2,791,000, compared to GAAP net loss of $1,806,000 or $.01 per share on revenues of $2,451,000 for the second quarter of 2002.  Results for 2002 include just one month’s operations of Stonehouse Technologies, Inc, our Telemanagement Solutions business, acquired in June 2002.

Excluding the effect of non-cash and non-recurring items, the Company’s pro forma net loss for the second quarter ended June 30, 2003 narrowed to $922,000 compared to a pro forma net loss of $1,662,000 for the second quarter of 2002, a 45% improvement.  Pro forma results for the current quarter exclude a $542,000 non-cash charge for non-recurring stock-based compensation and $123,000 of depreciation and amortization, principally associated with our Telemanagement Solutions business.  Last year’s second quarter pro forma net loss excludes a $206,000 gain on the sale of the Company’s remaining marketable securities and $350,000 of depreciation and amortization.

Thomas Gruber, President of nStor Corporation, Inc., the Company’s Storage Solutions subsidiary, stated, “nStor’s improved results reflects a combination of significantly higher gross margins and lower operating costs.  Gross margins on our Storage Solutions sales increased to 30% compared to negative margins experienced a year ago and 24% during the first quarter of 2003.”  Mr. Gruber added, “Sales of our Storage Solutions increased 36% compared to this year’s first quarter demonstrating the growing acceptance of our products in the market place, in particular, our internally developed WAHOO controller-based Fibre RAID storage systems.”

H. Irwin Levy, Chairman and Chief Executive Officer, stated, “In addition to improved operating results in both our Storage and Telemanagement Solutions businesses, we have continued to strengthen our balance sheet.“ Mr. Levy added, “Since the beginning of 2003, we have increased our net worth by over $4 million to $5.7 million as of June 30, 2003, including a $2.6 million reduction in liabilities and an overall improvement in liquidity”.

For the six months ended June 30, 2003, GAAP net loss was $3,222,000 or $.02 per shares on revenues of $5,125,000, compared to GAAP net loss of $6,608,000 or $.06 per share on revenues of $4,010,000 reported during the corresponding six months of 2002.  The pro forma net loss for the current six-month period decreased to $2,202,000, compared to a pro forma net loss of $4,222,000 during the corresponding period last year.  Pro forma results for the current six months exclude a $775,000 non-cash charge for non-recurring stock-based compensation and $245,000 of depreciation and amortization, principally associated with our Telemanagement Solutions business.  Last year’s pro forma net loss excludes a $1,123,000 loss on the sale of nStor’s remaining marketable securities, a $670,000 non-cash charge attributable to the fair value of an option (which has since expired) that was granted to a Storage Solutions customer and $593,000 of depreciation and amortization.

“The Company expects a stronger second half, including a projected increase in revenues from the previously announced OEM agreement with NEC,” Mr. Levy added.

About nStor Technologies, Inc.
Headquartered in Carlsbad, California, nStor Technologies, Inc. operates in two business segments.

nStor Corporation, Inc. designs, develops and manufactures external data storage solutions, including high density storage enclosures, storage management software and its Wahoo controller technology. The Company's product lines support a variety of operating systems including Windows NT, Windows 2000, UNIX, Macintosh and Linux.  Designed for storage intensive environments and mission-critical applications, the Company's products are offered in various architectures including Fibre Channel, Fibre-to-SCSI and SCSI.  nStor markets its products through a direct sales force and a global network of reseller and OEM partners.  Additional information can be found by visiting nStor's web site at www.nstor.com.

Stonehouse Technologies, Inc., headquartered in Plano, Texas, is a provider of telecommunication software and services that help large enterprises and state and local governments manage their communications expenses, assets and processes. These solutions include a suite of modular applications and consulting services, which allow enterprises to manage voice, data and wireless services by providing a systematic approach to automate order processing, monitor expenses, manage vendor invoices, track asset inventory and allocate costs. Additional information can be found by visiting Stonehouse’s web site at www.stonehouse.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimated”, “project”, “expect”, “anticipate”, or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks anduncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, the Company’s inability to increase sales to current customers and to expand its customer base, continued acceptance of the Company's products in the marketplace, the Company’s inability to improve the gross margin on its products, competitive factors, dependence upon third-party vendors, outcome of litigation, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.  nStor and StorView are registered trademarks of nStor Technologies, Inc.

nStor Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Sales	$2,791	$2,451	$5,125	$4,010
Cost of sales	1,624	2,351	3,097	4,026

Gross margin (loss)	1,167	100	2,028	(16)

Operating expenses:
Selling, general and administrative	1,329	1,115	2,668	2,645
Research and development	622	650	1,212	1,387
Stock-based compensation	542	--	775	--
Depreciation and amortization	123	350	245	593

Total operating expenses	2,616	2,115	4,900	4,625

Loss from operations	(1,449)	(2,015)	(2,872)	(4,641)

Interest expense	(158)	(120)	(398)	(257)
Realized gains (losses) on marketable securities	--	206	--	(1,123)
Fair value of option granted to customer	--	--	--	(670)
Other income, net	20	123	48	83

Net loss	$(1,587)	$(1,806)	$(3,222)	$(6,608)

Basic and diluted net loss per common share	$(.01)	$(.01)	$(.02)	$(.06)

Weighted average number of common shares considered outstanding, basic and diluted	155,301	120,984	148,969	117,979

Supplemental information (*):

Net loss	$(1,587)	$(1,806)	$(3,222)	$(6,608)
Adjustments for non-cash and non-recurring items:
Stock-based compensation	542	--	775	--
Depreciation and amortization	123	350	245	593
Realized (gains) losses on marketable securities	--	(206)	--	1,123
Fair value of option granted to customer	--	--	--	670

Pro forma net loss	$(922)	$(1,662)	$(2,202)	$(4,222)

Basic and diluted pro forma net loss per common share	$(.01)	$(.01)	$(.01)	$(.04)

(*) The company includes non-GAAP, pro forma financial measures in its earnings announcements as a supplement to its financial statements prepared in accordance with generally accepted accounting principles (GAAP).  These pro forma financial measures are used internally by management to provide additional meaningful insight into the Company’s ongoing operational performance and the Company believes that they enhance the user’s overall understanding of its underlying operating results and business trends.  Specifically, the Company excludes non-recurring and non-cash items which are not indicative of its core operating results.  The non-GAAP pro forma results are provided as a supplement to the results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

nStor Technologies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,
	2003	December 31,
	(unaudited)	2002

ASSETS
Current assets:
Cash and cash equivalents	$730	$293
Accounts receivable, net	1,301	934
Inventories	1,471	1,079
Prepaid expenses and other	322	224

Total current assets	3,824	2,530

Property and equipment, net	340	303
Goodwill and other intangible assets, net	11,504	11,349

	$15,668	$14,182

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Borrowings	$5,982	$4,884
Accounts payable and other	2,505	3,177
Deferred revenue	1,487	1,401

Total current liabilities	9,974	9,462

Long-term debt	--	3,100

Total liabilities	9,974	12,562

Shareholders’ equity	5,694	1,620

	$15,668	$14,182